UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2019 (June 7, 2019)

Continental Materials Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-03834	36-2274391
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

440 S. LaSalle Drive, Suite 3100, Chicago, IL 60605

(Address of Principal Executive Offices) (Zip Code)

(312) 541-7200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.25 par value	CUO	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

On May 31, 2019, the Board of Directors (the “Board”) of Continental Materials Corporation (the “Company”) approved the Continental Materials Value Creation Incentive Plan (the “VCIP”), effective as of July 1, 2019. The VCIP is an unfunded phantom equity plan pursuant to which the Board or a committee thereof may grant awards of phantom equity or phantom equity appreciation rights to employees of the Company and its subsidiaries.

The purpose of the VCIP is to advance the interests of our stockholders by providing the Company with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with the long-term financial interests and growth of the Company.

The VCIP will be administered by the Compensation Committee of the Board or a similar appointed committee (the “Committee”). Subject to the provisions of the VCIP, the Committee has the discretion to determine when awards are made, which individuals are granted awards, the amount of each award, the vesting schedule of each award, and all other relevant terms of the awards. The Committee also has discretion to construe and interpret the VCIP, adopt rules and regulations, and amend the VCIP to the extent such amendment would not adversely affect the rights of any participant in the VCIP. The Committee may issue awards up to an aggregate maximum valuation of all outstanding awards of fifteen percent of the Fair Market Value (as defined in the VCIP) of the Company or ten percent of the Fair Market Value of a subsidiary of the Company or hypothetical percentage of interest of the Company or subsidiary of the Company, as applicable. Each share of phantom equity granted under the VCIP (and, by extension, any phantom equity appreciation rights based thereon) represents a hypothetical share of the common stock of the Company or subsidiary of the Company, as applicable. No shares of common stock will be issued pursuant to the VCIP.

Unless otherwise provided by the Committee in an award agreement, each award will vest on the fifth anniversary of the grant date of the award, provided that the VCIP participant is continuously employed by the Company or its subsidiary, as applicable, from the grant date until the vesting date. In addition and notwithstanding the above, each award will also vest on the earliest to occur of the following: (i) the date of a Change of Control (as defined in the VCIP) of the Company or its subsidiary, as applicable; (ii) the date of the participant’s death; or (iii) the date of the participant’s total disability, in each case provided that the participant has been continuously employed by the Company or its subsidiary, as applicable, from the grant date until the date of the respective event. In the event that a participant dies prior to receiving any or all of the amounts to which he or she is due, the amounts become payable to the beneficiary or beneficiaries designated by the participant. Additionally, any awards, both vested and those not vested, as of the date of a participant’s termination of employment for Cause (as defined in the VCIP) will be forfeited, and no payment will be made thereon unless determined otherwise by the Committee.

Participants become entitled to receive amounts due for the vested portion of phantom equity on the date of the first occurrence of a “Distribution Event,” and such payments will be made from the general funds of the Company. A Distribution Event includes the first to occur of the following: (i) the participant’s death; (ii) the participant’s disability; (iii) the termination of the participant’s employment with the Company or its subsidiary, as applicable; (iv) the end of the Restricted Period (as defined in the VCIP) with respect to such awards; or (v) a Change of Control of the Company or its subsidiary, as applicable. Unless the award agreement provides otherwise, such amounts will be paid in cash to the participant in a lump sum or in installment payments pursuant to the terms set forth in the VCIP. Participants may, with respect to each grant, elect to defer payment for up to five years, subject to the limitations set forth in each individual award agreement. Payment will be delayed if necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The foregoing summary description of the VCIP does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is included as Exhibit 10.1 hereto and incorporated herein by reference. The form of award agreement relating to the awards under the VCIP is included as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.1	Continental Materials Value Creation Incentive Plan
10.2	Form of Award Agreement under the Continental Materials Corporation Value Creation Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Continental Materials Corporation

Date: June 10, 2019	By:	/s/ Paul Ainsworth
Paul Ainsworth
Chief Financial Officer